Exhibit 99.2

April 25, 2018

Twitter Announces First Quarter 2018 Results

Reports Revenue Growth Acceleration, GAAP Profitability, and Year-Over-Year Double Digit DAU Growth in Q1

SAN FRANCISCO, California - Twitter, Inc. (NYSE: TWTR) today announced financial results for its first quarter 2018.

"The first quarter was a strong start to the year," said Jack Dorsey, Twitter CEO. "We grew our audience and engagement, marking another quarter of double digit year-over-year DAU growth, and continued our work to make it easier to follow topics, interests, and events on Twitter. We also introduced a new framework to think more cohesively about the issues affecting our service, including information quality and safety. This holistic approach will help us more effectively address these challenges by viewing them through the broader lens of the health of the public conversation, and we're encouraged by our initial progress in this area."

"We're pleased to report growth across all major products and geographies in the first quarter," said Ned Segal, Twitter CFO. “We grew total revenue 21% year-over-year and owned-and-operated advertising revenue 28% year-over-year, driven by continued audience growth, differentiated ad product features, improved ROI, and better sales execution. Our strong revenue performance drove better than expected profits and GAAP net margins of 9%, reflecting our continued prioritization and disciplined execution across our strategic priorities.”

First Quarter 2018 Operational and Financial Highlights

The company reported first quarter revenue of $665 million, an increase of 21% year-over-year. Quarterly GAAP net income was $61 million, representing a GAAP net margin of 9% and GAAP diluted EPS of $0.08. This compares with a quarterly GAAP net loss of $62 million, a GAAP net margin of (11%) and GAAP diluted EPS of ($0.09) for the same period last year.

Quarterly non-GAAP net income was $123 million, representing a non-GAAP diluted EPS of $0.16. This compares with a quarterly non-GAAP net income of $53 million, representing a non-GAAP diluted EPS of $0.07 for the same period last year.  As a result of the 2017 Tax Cuts and Jobs Act, the blended US federal and state statutory tax rate used to calculate the company’s reported non-GAAP provisions for income taxes decreased from 37% to 24% beginning in Q1 2018. Approximately $21 million of the $70 million year-over-year increase in non-GAAP net income resulted from this change.

Adjusted EBITDA was $244 million or 37% of total revenue, compared to $170 million or 31% of total revenue for the same period last year.

Average monthly active users (MAUs) were 336 million for the quarter, an increase of 3% year-over-year and an increase of 6 million compared to 330 million in the previous quarter. Average daily active users (DAU) grew 10% year-over-year, marking another quarter of double-digit growth.

Outlook

For Q2, we expect:

•	Adjusted EBITDA to be between $245 million and $265 million
•	Adjusted EBITDA margin to be between 37% and 38%
•	Stock-based compensation expense to be in the range of $85 million to $95 million

For FY 2018, we expect:

•	Stock-based compensation expense to be in the range of $350 million to $450 million
•	Capital expenditures to be between $375 million and $450 million

Note that our outlook for Q2 and the full year 2018 reflects foreign exchange rates as of April 16, 2018.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.  Guidance for adjusted EBITDA and adjusted EBITDA margin excludes stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain. We have not reconciled adjusted EBITDA guidance to projected GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Twitter’s complete first quarter 2018 financial results can be found by accessing the company’s Shareholder Letter at: https://investor.twitterinc.com/releases.cfm.

Webcast and Conference Call Details

Twitter will host a conference call today, Wednesday, April 25, 2018, at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time) to discuss financial results for the first quarter of 2018. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Twitter will release financial results for the second quarter of 2018 on July 27, 2018, before the market opens at approximately 4:00 a.m. Pacific Time (7:00 a.m. Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time).

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook and guidance, Twitter's strategies, priorities, product and business plans, including strategies to improve the health of the platform. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. The forward-looking statements in this release are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

A Note About Metrics

Twitter defines monthly active users (MAUs) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website, desktop or mobile applications, SMS or registered third-party applications or websites in the 30-day period ending on the date of measurement. Average MAUs for a period represent the average of the MAUs at the end of each month during the period. Twitter defines daily active usage or users (DAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website or mobile applications on any given day. Average DAUs for a period represent the average of the DAUs at the end of such period.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including adjusted EBITDA, non-GAAP net income, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, and non-GAAP diluted EPS. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, and restructuring charges and one-time nonrecurring gain; and Twitter defines non-GAAP net income as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately-held companies, restructuring charges and one-time nonrecurring gain, and adjustment to income tax expense based on the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges, and one-time nonrecurring gain; and Twitter defines non-GAAP provision for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of adjusted EBITDA, non-GAAP net income, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses and one-time gains or charges that it excludes in adjusted EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP diluted EPS. Twitter also believes that adjusted EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

Contacts

Investors:
Cherryl Valenzuela

ir@twitter.com

Press:

Kristin Binns

press@twitter.com

TWITTER, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Non-GAAP net income and net income per share:
Net income (loss)	$60,997	$(61,559)
Exclude: Provision for income taxes	2,885	3,194
Income (loss) before income taxes	63,882	(58,365)
Stock-based compensation expense	73,266	116,997
Amortization of acquired intangible assets	4,942	16,191
Non-cash interest expense related to convertible notes	20,722	19,248
Restructuring charges and one-time nonrecurring gain	(983)	(9,572)
Non-GAAP income before income taxes	161,829	84,499
Non-GAAP provision for income taxes (1)	38,839	31,265
Non-GAAP net income	$122,990	$53,234
GAAP basic shares	747,697	722,048
Dilutive equity awards (2)	18,164	8,675
Non-GAAP diluted shares (3)	765,861	730,723
Non-GAAP diluted net income per share	$0.16	$0.07
Adjusted EBITDA:
Net income (loss)	$60,997	$(61,559)
Stock-based compensation expense	73,266	116,997
Depreciation and amortization expense	96,846	102,792
Interest and other expense, net	11,043	18,087
Provision for income taxes	2,885	3,194
Restructuring charges and one-time nonrecurring gain	(983)	(9,572)
Adjusted EBITDA	$244,054	$169,939

(1) As a result of the 2017 Tax Cuts and Jobs Act, the blended US federal and state statutory tax rate used to calculate our reported non-GAAP provisions for income taxes decreased from 37% to 24% beginning in the first quarter of 2018.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes nor the related hedge and warrant transactions.

(3) GAAP dilutive shares are the same as Non-GAAP dilutive shares for the three months ended March 31, 2018.